Exhibit 2.17

ASSET PURCHASE AGREEMENT

BY AND AMONG

TELCO RESEARCH CORPORATION

and

SYMPHONY SERVICE CORP.

NOVEMBER 7, 2002

ASSET PURCHASE AGREEMENT

This ASSET PURCHASE AGREEMENT (the “Agreement”) is made and entered into effective as of November 7, 2002 by and between Telco Research Corporation, a Tennessee corporation (“TRC or “Seller”), and Symphony Service Corp., a Delaware corporation (“Buyer”).

RECITALS

A.                                   Seller wishes to sell certain assets used in connection with Seller’s Telco business products;

B.                                     Buyer wishes to purchase from Seller, and Seller wishes to sell to Buyer, concurrently herewith, all of Seller’s interest in the Acquired Assets (as defined herein) and Seller wishes to assign, and Buyer wishes to assume, all Assumed Liabilities (as defined herein), all for the Purchase Price (as defined herein) and subject to the terms and conditions hereinafter set forth.

C.                                     Simultaneously with the execution and delivery of this Agreement, Peregrine Systems, Inc., a Delaware corporation (“PSI”) has entered into an Assignment and Assumption Agreement (the “PSI Assignment Agreement”) whereby it has assigned to Buyer, effective as of immediately prior to the Closing and subject to the approval of the United States Bankruptcy Court for the District of Delaware in Case No. 02-12740 (JFK) (the “Bankruptcy Court”), its right, title and interest under each of the contracts, licenses, leases and other assets listed on Schedule 5.1(c) attached hereto.

D.                                    Simultaneously with the execution and delivery of this Agreement, PSI has entered into a Software License Agreement (the “PSI Software License Agreement”) whereby it has granted, among other things, a perpetual, royalty-free license to Buyer, effective as of the Closing and subject to the approval of the Bankruptcy Court, for use of its Get.It 2.0.1 software.

E.                                      Simultaneously with the execution and delivery of this Agreement, PSI has entered into a Release (the “PSI Release”) whereby it has agreed to release each of Seller and Buyer, effective as set forth in the PSI Release and subject to the approval of the Bankruptcy Court, from any liability related to intercompany obligations of the Seller to PSI or any of its affiliates.

NOW, THEREFORE, in consideration of the covenants, promises and representations set forth herein, and for other good and valuable consideration, the receipt and legal sufficiency of which are hereby acknowledged, the parties, intending to be legally bound hereby, agree as follows:

ARTICLE I

SALE AND PURCHASE OF ASSETS

1.1                                 Transferred Assets. Upon the terms and subject to the conditions hereof, Seller hereby sells, transfers, conveys, assigns and delivers to Buyer, and Buyer hereby purchases and accepts from Seller, all right, title and interest of Seller in and to the assets listed on Schedule 1.1 hereto (the “Acquired Assets”).

1.2                                 Excluded Assets. Notwithstanding anything to the contrary in this Agreement, any assets of Seller (and of all direct or indirect subsidiaries of Seller) not set forth on Schedule 1.1 will be retained by Seller (or the applicable subsidiary of Seller) and are excluded from the Acquired Assets.

1.3                                 Consideration. The purchase price for the Acquired Assets shall be $2,150,000 (the “Purchase Price”).

1.4                                 Assumed Liabilities. Concurrently herewith, Seller hereby assigns and transfers to Buyer, and Buyer assumes, and shall henceforth fully perform and discharge, on a timely basis and in accordance with their respective terms, the liabilities and obligations of Seller under each of the agreements listed on Schedule 1.4(a) hereto (the “Assumed Liabilities”). All Liabilities of the Seller or any of its affiliates not listed on Schedule 1.4(a) (the “Excluded Liabilities”) shall be the sole responsibility of the Seller or its affiliates, as the case may be.

1.5                                 Closing. Subject to the terms and conditions of this Agreement, the closing of the purchase and sale of the Acquired Assets (the “Closing”) shall take place at the offices of Heller Ehrman White and McAuliffe LLP, 4350 La Jolla Village Drive, San Diego, CA 92122 or at such other location as Seller and Buyer may agree, and on a date mutually agreed upon by Buyer and Seller within five business days after all conditions precedent to Closing have been satisfied or waived (the “Closing Date”).

1.6                                 Further Assurances. Buyer and Seller will each use reasonable efforts to obtain written consents to the transfer and assignment of the Acquired Assets and Assumed Liabilities to Buyer, and, at Seller’s option, the novation of Seller, where the approval or other consent of any other person may be required for these actions. Buyer shall cooperate with Seller (including, where necessary, entering into appropriate instruments of assumption as shall be agreed upon) to have Seller released from all liability to third parties with respect to the Assumed Liabilities, and Buyer and Seller will each solicit such releases concurrently in a manner acceptable to both Buyer and Seller, with the solicitation of consents from third parties to the transfer, assignment and novation of the Acquired Assets and the Assumed Liabilities; provided, that, neither party shall be required to grant any additional consideration to any third party hi order to obtain any such consent, novation, assumption or release.

1.7                                 Lease Agreements.

(a)                                  Schedule 1.1 contains a list of the real property lease agreements desired by the parties to be for the benefit of Buyer after the Closing Date (collectively, the “Lease Agreements”). The Seller and Buyer shall use their commercially reasonable efforts to obtain all required consents to assign the Lease Agreements to the Buyer (the “Lease Consents”), and shall satisfy the lawful, commercially reasonable, requirements of the lessor of such leased property as a condition to the granting of a Lease Consent.

(b)                                 In the event that any Lease Consent required hereunder is not obtained on or before the Closing Date, then

(i)                                     on the Closing Date the Buyer shall receive a sublease of, or if a sublease is not permitted a license to use, the leased property, on the same terms and conditions (including price) as in effect immediately prior to the Closing Date, at the Buyer’s expense to the fullest extent permitted by law and the Lease Agreement (other than as would cause a Lease Agreement to terminate) which will continue until the earlier of (i) the date such Lease Consent for such leased property is obtained, or (ii) the date such Lease Consent is finally and unconditionally denied by the lessor; and

(ii)                                  the Buyer shall reimburse or cause to be reimbursed to the Seller as they become due any liability, rentals, operating costs, fees, taxes, insurance, repairs, alterations, improvements, other liabilities, costs and expenses (a) reasonably incurred by the Seller under or in connection with the relevant Lease Agreement, and (b) that would otherwise have been incurred by the Buyer had the leased property been assigned or conveyed to the Buyer on the Closing Date.

(c)                                  The Seller shall have no liability or other obligation to the Buyer or any other person or entity for the inability to obtain a Lease Consent.

1.8                                 Post-Closing Transfers. Following the Closing, and for a period of three (3) months thereafter, the parties shall cooperate with each other to identify any assets that were not designated as part of the Acquired Assets at the Closing, but which relate primarily to the acquired business and should have been transferred to the Buyer (the “Nontransferred Assets”). To the extent any Nontransferred Assets are identified and the Seller is legally and contractually permitted to transfer such assets, the Seller shall, at no cost to the Buyer, promptly take all actions to transfer such Nontransferred Assets to the Buyer. In the event the Seller is required to obtain the consent or approval of any person or entity prior to the transfer of any Nontransferred Asset, then the Seller shall, at its own expense, use its commercially reasonable efforts to promptly obtain such approval or consent, and upon obtaining such approval or consent, shall promptly transfer such Nontransferred Asset to the Buyer; provided, however, that in no event will Seller be required to pay third parties to obtain consents. In the event the Seller is unable to obtain such approval or consent, then the Seller and the Buyer shall discuss in good faith an appropriate resolution for the disposition of such Nontransferred Asset.

ARTICLE II
REPRESENTATIONS AND WARRANTIES OF BUYER

Buyer hereby represents and warrants to Seller as of the date of this Agreement and as of the Closing Date as follows:

2.1                                 Organization and Standing; Restated Certificate and Bylaws. Buyer is a corporation duly organized and validly existing under, and by virtue of, the laws of the State of Delaware and is in good standing under such laws. Buyer has the requisite corporate power and authority to own and operate its properties and assets and to carry on its business as presently conducted.

2.2                                 Corporate Power and Authority. Buyer has all requisite legal and corporate power and authority to execute and deliver this Agreement and to carry out and perform its obligations under the terms of this Agreement. All corporate action on the part of Buyer, its directors and its stockholders necessary for the authorization, execution, delivery and performance by Buyer of this Agreement has been taken. This Agreement, when executed and delivered by Buyer, shall constitute a valid and binding obligation of Buyer, enforceable against Buyer in accordance with its terms.

2.3                                 No Conflicts. The execution, delivery, performance of and compliance with this Agreement have not resulted and will not result in any violation of, or conflict with, or constitute a default under, Buyer’s Certificate of Incorporation or its Bylaws, any of Buyer’s material agreements or any applicable statute, rule, regulation, order or restriction of any federal or state governmental entity or agency thereof.

2.4                                 Disclosure. The Seller has provided to Buyer or its counsel all information necessary to respond to Buyer’s requests for information.

2.5                                 Seller Representations and Warranties. EXCEPT FOR THE EXPRESS REPRESENTATIONS AND WARRANTIES MADE BY SELLER IN ARTICLE III, BUYER ACKNOWLEDGES THAT SELLER MAKES NO REPRESENTATION OR WARRANTY, EXPRESS OR IMPLIED, CONCERNING THE TRANSACTIONS CONTEMPLATED BY THIS AGREEMENT. IT BEING SPECIFICALLY UNDERSTOOD BY BUYER THAT, EXCEPT FOR THE EXPRESS WARRANTIES OF SELLER SET FORTH IN ARTICLE III, THE ACQUIRED ASSETS AND ASSUMED LIABILITIES ARE BEING SOLD AND TRANSFERRED “AS IS” IN ALL RESPECTS AND SELLER SPECIFICALLY DISCLAIMS ANY WARRANTY OF MERCHANTABILITY OR SUITABILITY OR FITNESS FOR ANY PARTICULAR PURPOSE OF BUYER’S, WHETHER OR NOT SELLER HAS BEEN MADE AWARE OF ANY SUCH PURPOSE.

ARTICLE III
REPRESENTATIONS AND WARRANTIES OF SELLER

Seller hereby represents and warrants to Buyer, as of the date of this Agreement and as of the Closing Date, subject to such exceptions as are specifically disclosed in writing in the disclosure schedules dated as of an even date herewith supplied by Seller to Buyer and referencing a specific representation supplied by Seller to Buyer, which disclosure shall provide an exception to or otherwise qualify the representations or warranties of Seller specifically referred to in such disclosure and such other representations and warranties to the extent such disclosure shall reasonably appear to be applicable to such other representations or warranties, as follows:

3.1                                 Organization of Seller. Seller is a corporation duly organized and validly existing under the laws of the state of Tennessee and is in good standing under such laws. Seller has the corporate power to own, lease and operate its assets and property and to carry on its business as is now being conducted.

3.2                                 Corporate Power and Authority. Seller has all requisite corporate power and authority to enter into this Agreement and to consummate the transactions contemplated hereby. The execution and delivery of this Agreement by Seller and the consummation of the transactions contemplated hereby have been duly authorized by all necessary corporate action on the part of Seller. This Agreement has been duly executed and delivered by Seller and constitutes the valid and binding obligation of Seller enforceable against Seller in accordance with its terms, subject to the effect of any applicable bankruptcy, reorganization, insolvency, moratorium or similar laws affecting creditors’ rights generally and subject, as to enforceability, to the effect of general principles of equity (regardless of whether such enforceability is considered in a proceeding in equity or at law).

3.3                                 No Conflict. The execution and delivery of this Agreement by Seller does not, and the consummation of the transactions contemplated hereby will not, conflict with, or result in any violation of, or default under (with or without notice or lapse of time, or both), or give rise to a right of termination, cancellation or acceleration of any obligation or loss of any benefit under (a) any provision of the charter documents of Seller or (b) any material mortgage, indenture, lease, contract or other agreement or instrument, permit, concession, franchise, license, judgment, order, decree, statute, law, ordinance, rule or regulation applicable to the Seller which would result in a material adverse affect on the ability of Seller to consummate the transactions contemplated under this Agreement.

3.4                                 Title to Assets. To the Seller’s Knowledge Regarding Title to Assets (as defined below), the Seller has good and valid title to, or in the case of leased property has valid leasehold interests in, all of the Acquired Assets (whether real or personal, tangible or intangible). To the Seller’s Knowledge Regarding Title to Assets, except as set forth in the disclosure schedules, none of the Acquired Assets is subject to any lien, pledge, security interest or encumbrance (“Encumbrance”) (including tax-related Encumbrances). On the Closing Date the Seller will transfer to the Buyer good and valid title to all Acquired Assets, free and clear of any Encumbrances. For the purposes of this Agreement, ‘Seller’s Knowledge Regarding Title to Assets” means the actual present knowledge of Alice Arterburn and Matthew Songstad.

3.5                                 Intangible Property. Schedule 1.1 sets forth all of the software, patents, trademarks, service marks and trade names (collectively, the “Proprietary Rights”) that are included in the Acquired Assets. To the Seller’s Knowledge Regarding Intangible Property (as defined below), Seller owns all Proprietary Rights that are included in the Acquired Assets. To the Seller’s Knowledge Regarding Intangible Property, Seller has not received any notices of infringement by Seller of any Proprietary Rights of others. To the Seller’s Knowledge Regarding Intangible Property, none of the present activities of Seller related to the Acquired Assets, nor the Acquired Assets, infringe on any Proprietary Rights of others; and Seller is not aware of any infringement or violation by others of the Proprietary Rights that are included in the Acquired Assets. For the purposes of this Section 3.5, “Seller’s Knowledge Regarding Intangible Property” means the actual present knowledge of Luke Pistorius.

ARTICLE IV
ADDITIONAL AGREEMENTS

4.1                                 Legal Requirements; Reasonable Actions. Each party will take all reasonable actions necessary to comply promptly with all legal requirements which may be imposed on such party with respect to this Agreement and the transactions contemplated hereby and will promptly cooperate with and furnish information to any other party hereto in connection with any such reasonable requirements imposed upon such other party in connection herewith. Each party will take all reasonable actions to obtain (and will cooperate with the other parties in obtaining) any consent, authorization, order or approval of, or any registration, declaration or filing with, or an exemption by, any governmental entity or other third party, required to be obtained or made by such party or its subsidiaries in connection with this Agreement and consummating the transactions contemplated hereby, or the taking of any action contemplated thereby or by this Agreement. Each party hereto, at the request of another party hereto, shall execute and deliver such other instruments and do and perform such other acts and things as may be reasonably necessary or desirable for effecting completely the consummation of the transactions contemplated by this Agreement.

4.2                                 Rights to Peregrine Trademarks. As promptly as practicable, but in no event later than 30 days after the Closing Date, Buyer shall cease all use of Seller’s trademarks (which for purposes of this Section 4.2 shall include any trademarks of Seller’s direct or indirect parent companies or subsidiaries), including any use of Seller’s trademarks contained in or embodied in the Acquired Assets (including in any source code, product documentation, labels, proprietary notices and marketing material).

4.3                                 Employee Matters.

(a)                                  Schedule 4.3(a) contains a list of all employees employed by Seller as of the date hereof in connection with the Acquired Assets (the “Designated Employees”). Buyer shall, prior to the Closing Date, make offers of employment to each of the Designated Employees, such offers of employment to be upon substantially the same terms and conditions as to position, compensation, benefits and perquisites as each such Designated Employee enjoyed immediately prior to the date of this Agreement.

(b)                                 Seller shall be responsible for the payment of all employment compensation earned by the Designated Employees prior to the Closing Date, including, without limitation, salary, bonus and, vacation pay, the provision of all benefits to which the Designated Employees are entitled prior to the Closing Date, and the payment of all sums required by statute to be remitted on behalf of the Designated Employees prior to the Closing Date. Buyer shall be responsible for the payment of all employment compensation accruing and owing to the Designated Employee from the Closing Date and the provision of all benefits to which the Designated Employees are entitled on and after the Closing Date pursuant to their employment with Buyer as contemplated by this Agreement.

(c)                                  Buyer shall be liable for and hereby indemnifies Seller against all liabilities, claims, costs or demands of any nature of kind arising from or relating in any way to the termination of the employment of any of the Designated Employees with the Buyer on or after the Closing Date. More particularly, but not so as to limit the generality of the foregoing. Buyer shall be responsible for all notice, pay in lieu of notice or severance owing to any such Designated Employee, whether such liability arises under statute, contract or otherwise.

(d)                                 Buyer shall be responsible for liabilities with respect to the termination of any Designated Employee by Buyer subsequent to the Closing Date, including without limitation, health care continuation coverage with respect to plans established or maintained by Buyer subsequent to the Closing Date, and damages or settlements arising out of any claims of wrongful or illegal termination, and for complying with the requirements of all applicable laws with respect to any such termination.

4.4                                 Access to Records after the Closing Date; Delivery of Records. For a period of one year after the Closing Date, Seller and its representatives, on one hand, and Buyer and its representatives, on the other, shall have reasonable access to any books, records, documents, files and correspondence to the extent that such access may reasonably be required in connection with matters relating to or affected by the operation of the business relating to the Acquired Assets, in the case of the Seller prior to the Closing Date, and in the case of Buyer after the Closing Date. Such access shall be afforded upon receipt of reasonable advance notice, during normal business hours and at the expense of the party seeking access.

4.5                                 Public Disclosure. Unless otherwise required by law (including applicable securities laws) or, as to Seller by the rules and regulations of The Nasdaq National Market, no disclosure (whether or not hi response to an inquiry) of the subject matter of this Agreement shall be made by any party hereto unless approved by Seller prior to release.

4.6                                 Tax Matters.

(a)                                  Allocation of Purchase Price. Buyer and Seller shall agree on an allocation of the Purchase Price to the different Acquired Assets for United States Tax (as defined below) purposes as set forth in Schedule 4.6. if attached, and otherwise using the procedures set forth in this Section (the “Allocation Statements”). Buyer and Seller shall each file all income, franchise and other Tax Returns (as defined below), and execute such other documents as may be required by any governmental authority, in a manner consistent with the Allocation Statements. Buyer shall prepare the Allocation Statements (if not attached to this Agreement) and any Forms 8594 in a manner consistent with under Section 1060 of the Internal Revenue Code of 1986, as amended, and the Treasury Regulations promulgated thereunder (hereinafter, the “Code”) and other applicable legal requirements, and shall deliver such Form or Forms and all documentation used in the preparation and support of the Allocation Statements and Form or Forms (including, but not limited to, appraisals) to the Seller within 30 days after the date of this Agreement. Seller shall notify Buyer within 10 days of receipt of such documentation of any changes, and otherwise shall be deemed to have accepted such forms and such Allocation Statements. Buyer and Seller agree to file the agreed upon Form or Forms 8594 with each relevant taxing authority and to refrain from taking any position inconsistent with such Form or Forms or the agreed Allocation Statements.

(b)                                 Filing of Returns and Payment of Taxes. Seller shall prepare and file, or cause to be prepared and filed, with the appropriate authorities all Tax (as defined below)

returns, reports and forms (“Tax Returns”) and shall pay, or cause to be paid, when due all Taxes relating to the Acquired Assets attributable to any taxable period which ends immediately prior to the date of this Agreement (the “Pre-Closing Tax Period”). Buyer shall prepare and file, or cause to be prepared and filed, with the appropriate authorities all Tax Returns, and shall pay, or cause to be paid, when due all Taxes relating to the Acquired Assets attributable to taxable periods which are not part of the Pre-Closing Tax Period. If, in order to properly prepare its Tax Returns or other documents required to be filed with governmental authorities, it is necessary that a party be furnished with additional information, documents or records relating to the Acquired Assets, both Seller and Buyer agree to use reasonable efforts to furnish or make available such non-privileged information at the recipient’s request, cost and expense provided, however, that no party shall be entitled to review or examine the Tax Returns of any other party.

(c)                                  Refunds and Credits. Any refunds and credits attributable to the Pre- Closing Tax Period shall be for the account of the Seller and any refunds and credits attributable to the period which is not part of the Pre-Closing Tax Period shall be for the account of the Buyer.

(d)                                 Transfer Taxes. All transfer, documentary, sales, use, registration, value-added, goods and services, real estate transfer, capital gains taxes and any similar taxes and related fees incurred in connection with this Agreement, and the transactions contemplated hereby shall be borne by Buyer, in addition to the consideration provided for in Section 1.3. To the extent permitted by applicable law, Buyer and Seller shall cooperate with each other to obtain exemptions from such taxes, provided that neither party shall be obligated to seek any exemption which could reasonably be expected to result in any governmental audit of its books and records.

(e)                                  Tax Definitions. For purposes of this Agreement, “Tax” or “Taxes” shall mean all taxes, imposts, duties, withholdings, charges, fees, levies, or other assessments imposed by any governmental or taxing authority, whether domestic or foreign, (including but not limited to, income, excise, property, sales, use, transfer, conveyance, payroll or other employment related tax, license, ad valorem, value added, goods and services, withholding, social security, national insurance (or other similar contributions or payments), franchise, estimated severance, stamp taxes, taxes based upon or measured by capital stock, net worth or gross receipts and other taxes) together with all interest, fines, penalties and additions attributable to or imposed with respect to such amounts and any obligations under any agreement or arrangements with any person with respect to such amounts.

4.7                                 Conduct of Business Prior to Closing

(a)                                  The Seller shall ensure that, at all times during the period between the date of this Agreement and the Closing Date (the “Pre-Closing Period”): (i) the Seller and its representatives will provide the Buyer and its representatives with access to its representatives, personnel and assets and to all existing books, records, tax returns, work papers and other documents and information relating to the Acquired Assets; and (ii) to the extent such material is in the possession of the Seller, the Seller and its representatives will provide the Buyer and its representatives with such copies of existing books, records, tax returns, work papers and other documents and information relating to the Acquired Assets as the other party may request in good faith.

(b)                                 The Seller shall ensure that, during the Pre-Closing Period the Seller conducts the operations of the acquired business and the Acquired Assets in the ordinary course of business and in the same manner as such operations have been conducted prior to the date of this Agreement.

(c)                                  Without limiting Section 4.7(b), the Seller agrees that, during the Pre-Closing, it will not, and will cause its affiliates not to, in each case without the prior written consent of the Buyer:

(i)                                     a single transaction or series of related transactions, sell (including any sale-leaseback), lease, license, pledge, transfer or otherwise dispose of (including through a dividend or distribution to any person or entity), or discontinue, all or any portion of its assets, business or properties that are part of the Acquired Assets;

(ii)                                  terminate, amend, modify or waive any material right under any material contract or real property lease included in the Acquired Assets or enter into any material contract or real property lease;

(iii)                               dismiss any Designated Employee, or recognize any labor union or enter into any collective bargaining agreement that includes any Designated Employee;

(iv)                              permit or allow any of the Acquired Assets to become subject to any Encumbrance which cannot be removed prior to the Effective Time, or incur or cause to be incurred any liability which is not an Excluded Liability;

(v)                                 amend its articles of incorporation, bylaws or similar constituent documents, or file for bankruptcy, or adopt a plan or resolution to dissolve or liquidate the Seller or any of its Subsidiaries;

(vi)                              grant any increase in the compensation or benefits of any Business Employee or adopt, enter into or amend, or become obligated under, any employment, severance, bonus, profit sharing, compensation, equity interest, option, pension, retirement, deferred compensation, health care, employment or other employee benefit plan, agreement, trust, fund or arrangement for the benefit or welfare of any Designated Employee;

(vii)                           incur or assume any indebtedness for borrowed money or other liability, or assume, guarantee, endorse or otherwise become liable or responsible for indebtedness for borrowed money or other liability of any person or entity;

(viii)                        defer or delay the payment of, or fail to pay when otherwise due, material expenses, material indebtedness or other material obligations incurred during the Pre-Closing Period, including material compensation expenses of any Designated Employee incurred during the Pre-Closing Period, or accelerate the collection of any accounts receivable inconsistent with ordinary course of business consistent with past practice;

(ix)                                authorize, commit, enter into, or offer to enter into, any contract to take any of the actions referred to in this Section 4.7(c).

4.8                                 Bankruptcy Court Filings. Promptly after the date of this Agreement, but in no event later than five (5) business days thereafter, the Seller shall cause PSI to make a motion or motions to the Bankruptcy Court in form and substance reasonably acceptable to Buyer (the “Approval Motion”) seeking entry of the Approval Order. The “Approval Order” shall be an order or orders of the Bankruptcy Court approving the PSI Assignment Agreement, the PSI Software License Agreement and the PSI Release (collectively, the “PSI Agreements”) and together with all the terms and conditions thereof, and approving and authorizing PSI to consummate the transactions contemplated by the PSI Agreements. Without limiting the generality of the foregoing, such order or orders shall find and provide, among other things, (i) that all contracts, licenses, leases and other assets listed on Schedule 5.1(c) shall be assigned or sold, as the case may be, to Buyer, free and clear of any Encumbrances, pursuant to Sections 105, 363 and 365 of the Bankruptcy Code and (ii) finding that the Buyer is a purchaser in good faith pursuant to Section 363(m) of the Bankruptcy Code. The Seller shall, and shall cause PSI to, use its commercially reasonable efforts to take all actions necessary or required in connection with the Approval Motion in order for the Approval Order to be obtained prior to the Termination Date. The Seller shall, and shall cause PSI to, keep the Buyer informed on a current basis with respect to any facts, circumstances or developments related to the Approval Motion and shall provide the Buyer with a reasonable opportunity to review and comment on any filings or documents related to the Approval Motion prior to their filing with the court.

4.9                                 No Solicitation. During the Pre-Closing Period, the Seller shall not, and shall cause its affiliates and representatives not to solicit, initiate, facilitate or encourage action by, or discussions with, any person, other than Buyer, relating to the possible acquisition of all or a material portion of the Acquired Assets (an “Alternative Transaction”), or participate in any negotiations regarding, or furnish information with respect to, any effort or attempt by any person to do or to seek an Alternative Transaction. Seller shall, and shall cause its affiliates and representatives to, immediately cease and cause to be terminated any existing activities, discussions or negotiations with respect to any potential Alternative Transaction or similar transaction or arrangement.

ARTICLE V
CONDITIONS TO CLOSING; COVENANTS

5.1                                 Conditions to Seller’s and Buyer’s Obligation to Close. Each of the Seller’s and Buyer’s obligation to consummate the transactions contemplated herein shall be conditioned upon the satisfaction or written waiver of each of the following conditions precedent:

(a)                                  Representations and Warranties True. The representations of the Buyer contained in Article II shall be true and correct on the Closing Date.

(b)                                 Consent; Release of Liens. The Seller shall have received, if Seller deems the same to be necessary, (i) the written consent (in form and content reasonably satisfactory to Buyer) of (1) Foothill Capital Corporation (as agent under the Loan and Security Agreement dated as of June 12, 2002, among Peregrine Systems, Inc. and its Subsidiaries signatory thereto and Foothill Capital Corporation and Lender signatory thereto), (2) Fleet Business Credit, LLC (as agent under the Forbearance Agreement dated as of August 26, 2002 among Peregrine Systems, Inc. and each of its Subsidiaries signatory thereto, Fleet Business Credit, LLC, Wells

Fargo HSBC Trade Bank, N.A. and Silicon Valley Bank, and/or (3) BMC Software. Inc. (as agent under the Debtor in Possession Credit Agreement dated as of September 24, 2002, among Peregrine Systems, Inc., Peregrine Remedy, Inc., Peregrine Systems Global Ltd. and Remedy Software Ireland, Ltd. and BMC Software, Inc.) (collectively, the “Secured Entities”) to the consummation of the transactions contemplated by this Agreement, and (ii) each such parties’ agreement to release any and all liens and security interests held by Secured Entities (in any capacity) relating to the Acquired Assets; and prior to or concurrently with the consummation of the transactions contemplated herein, each such Secured Entity shall have terminated and released its respective security interests in the Acquired Assets in a manner sufficient to enable Seller to transfer the Acquired Assets to Buyer on the Closing Date free and clear of such security interests as required by this Agreement.

(c)                                  Assignment of Contracts; Bankruptcy Court Approval. PSI shall have assigned to Buyer, effective as of the Closing and subject to the entry of the Approval Order, its right, title and interest under each of the contracts, licenses, leases and other assets listed on Schedule 5.1(c) on the terms and conditions of the PSI Assignment Agreement. The Bankruptcy Court shall have entered the Approval Order and the appeal period with respect to the Approval Order shall have expired without any appeals having been filed or any stay having been entered with regard thereto.

5.2                                 Conditions to Buyer’s Obligation to Close. Buyer’s obligation to consummate the transactions contemplated herein shall be conditioned upon the satisfaction or written waiver of each of the following conditions precedent:

(a)                                  Representations and Warranties True. The representations of the Seller contained in Article III shall be true and correct on the Closing Date. The Seller shall have performed in all material respects the covenants and obligations required to be performed by Seller prior to the Closing Date, and during the Pre-Closing Period, there shall not have arisen a material adverse effect on the Acquired Assets.

(b)                                 Continuity of Business Plan. Seller shall have delivered to Citigroup Global Technology, Inc. a Continuity of Business Plan that has been prepared using reasonable professional standards.

(c)                                  Software License; Bankruptcy Court Approval. PSI shall have granted to Buyer, effective as of the Closing and subject to the entry of the Approval Order, a perpetual, royalty-free license to use its Get.It 2.0.1 software on the terms and conditions of the PSI Software License Agreement. The Bankruptcy Court shall have entered the Approval Order and the appeal period with respect to the Approval Order shall have expired without any appeals having been filed or any stay having been entered with regard thereto.

(d)                                 PSI Release; Bankruptcy Court Approval. PSI shall have released each of Seller and Buyer, effective as set forth in the PSI Release and subject to the entry of the Approval Order, from any liability related to intercompany obligations of the Seller to PSI or any of its affiliates on the terms and conditions of the PSI Release. The Bankruptcy Court shall have entered the Approval Order and the appeal period with respect to the Approval Order shall have expired without any appeals having been filed or any stay having been entered with regard thereto.

5.3                                 Termination of Agreement. This Agreement may be terminated prior to Closing, and, except in the event of willful breach of this Agreement, the parties hereto shall be relieved and discharged of and from any further liability or obligation hereunder:

(a)                                  by either Seller or Buyer if the Closing has not taken place on or before December 31, 2002 (the “Termination Date”) (other than as a result of any failure on the part of the terminating party to comply with or perform its covenants and obligations under this Agreement);

(b)                                 by the mutual written consent of the Seller and Buyer; or

(c)                                  by either Seller or Buyer, if any order by any governmental body of competent jurisdiction preventing or prohibiting consummation of the transactions contemplated hereby (including the failure of the Bankruptcy Court to issue the Approval Order) shall have become final and nonappealable.

ARTICLE VI
CLOSING DELIVERIES BY THE PARTIES

6.1                                 Deliveries By Buyer. At the Closing, Buyer shall deliver to Seller each of the following:

(a)                                  Purchase Price. The Purchase Price in cash by wire transfer in accordance with written instructions provided to Buyer by Seller within 24 hours prior to the Closing.

(b)                                 Transfer Documents. Buyer’s executed signature page to each of (i) the Assignment and Assumption Agreement in the form attached hereto as Exhibit A; (ii) the Bill of Sale and Conveyance in the form attached hereto as Exhibit B; and (iii) the Assignment of Trademarks in the form attached hereto as Exhibit C (collectively, the “Collateral Agreements”).

6.2                                 Deliveries by Seller. At the Closing, Seller shall deliver to Buyer Seller’s executed signature page to each Collateral Agreement.

ARTICLE VII
NO SURVIVAL OF REPRESENTATIONS AND WARRANTIES;
LIMITATION OF LIABILITY

7.1                                 No Survival of Representations and Warranties. Other than for purposes of any fraud claims, all of the representations and warranties of the parties hereto contained herein or in any certificate delivered pursuant hereto shall expire with, and be terminated and extinguished upon the consummation of the purchase and sale of the Acquired Assets pursuant to this Agreement.

7.2                                 No Liability for Breaches of Representations and Warranties. Other than fraud claims, from and after the Closing Date, no party to this Agreement shall be liable to any other party for any breach of any representation or warranty contained herein or in any certificate delivered pursuant hereto or for any loss, liability, damage, or expense arising from or associated with any such breach.

ARTICLE VIII
GENERAL PROVISIONS

8.1                                 Notices. Any request, communication or other notice required or permitted hereunder shall be in writing and shall be deemed to have been duly given if sent by facsimile or delivered by recognized overnight courier service or personal delivery (as the situation may require) at the respective address or facsimile number of the party receiving notice as set forth below. Any party hereto may, by notice so given, change its address or facsimile number for future notice hereunder. All such notices and other communications hereunder shall be deemed given (a) upon confirmation of delivery, if sent by facsimile, and (b) upon delivery, if sent by recognized overnight courier service or personal delivery.

(i)                                     if to Seller, to:

Peregrine Systems, Inc.

3611 Valley Centre Drive

San Diego, California 92130

Attention: General Counsel

Telephone No.: (858) 481-5000

Facsimile No.: (858) 794-5057

with a copy (which shall not constitute notice) to:

Heller Ehrman White & McAuliffe LLP

4350 La Jolla Village Drive, 7th Floor

San Diego, California 92122

Attention: Joseph Lesko

Telephone No.: (858) 450-8400

Facsimile No.: (858) 450-8499

(ii)                                  if to Buyer, to:

Symphony Service Corp.

4015 Miranda, Second Floor

Palo Alto, California 94304

Attention: William Chisholm

Telephone No.: (650) 935-9500

Facsimile No.: (650) 935-9501

with a copy (which shall not constitute notice) to:

Cooley Godward LLP

4401 Eastgate Mall

San Diego, California 92121

Attention: Carl Sanchez

Telephone No.: (858) 550-6042

Facsimile No.:  (858) 550-6420

8.2                                 Amendment. Except as is otherwise required by applicable law. this Agreement may be amended by the parties hereto at any time by execution of an instrument in writing signed by each of the Seller and Buyer.

8.3                                 Expenses. All fees and expenses incurred in connection with this Agreement including, without limitation, all legal, accounting, financial advisory, consulting and all other fees and expenses of third parties incurred by a party hereto, in connection with the negotiation and effectuation of the terms and conditions of this Agreement and the transactions contemplated hereby, shall be the obligation of the respective party incurring such fees and expenses.

8.4                                 Entire Agreement; No Third Party Beneficiaries; Assignment. This Agreement, the exhibits hereto, the Collateral Agreements and the documents, instruments and other agreements among the parties hereto and thereto referenced herein and therein: (a) constitute the entire agreement among the parties with respect to the subject matter hereof and supersede all prior agreements and understandings, both written and oral, among the parties with respect to the subject matter hereof and no party shall be liable or bound to any other party in any manner by any representations, warranties or covenants, except as specifically set forth herein; (b) are not intended to confer upon any other person any rights or remedies hereunder; and (c) shall not be assigned by operation of law or otherwise except as otherwise specifically provided.

8.5                                 Severability. In the event that any provision of this Agreement or the application thereof becomes or is declared by a court of competent jurisdiction to be illegal, void or unenforceable, the remainder of this Agreement will continue in full force and effect and the application of such provision to other persons or circumstances will be interpreted so as reasonably to effect the intent of the parties hereto. The parties further agree to replace such void or unenforceable provision of this Agreement with a valid and enforceable provision that will achieve, to the extent possible, the economic, business and other purposes of such void or unenforceable provision.

8.6                                 No Consequential Damages. Notwithstanding any provision in this Agreement, neither party shall be liable for any indirect, special, punitive, consequential, or incidental damages, lost savings, lost revenue, loss or profits or goodwill, or other such damages, regardless of the form of action, in connection with any aspect of the transactions contemplated by this Agreement or the Collateral Agreements, even if advised of the possibility of such damages.

8.7                                 Governing Law, Jurisdiction. This Agreement shall be governed by, and construed in accordance with, the laws of the State of California applicable to contracts executed in and to be performed in that State. All actions and proceedings arising out of or relating to this Agreement shall be heard and determined in a California state or federal court sitting in the City of San Diego, and the parties hereto hereby irrevocable submit to the exclusive jurisdiction of such courts in any such action or proceeding and irrevocably waive the defense of an inconvenient forum to the maintenance of any such action or proceeding.

8.8                                 Waiver of Jury Trial. EACH PARTY HEREBY WAIVES ALL RIGHT TO TRIAL BY JURY IN ANY ACTION, PROCEEDING OR COUNTERCLAIM (WHETHER BASED ON CONTRACT, TORT OR OTHERWISE) ARISING OUT OF OR RELATING TO THIS AGREEMENT OR THE ACTION OF THE SELLER OR BUYER IN THE NEGOTIATION, ADMINISTRATION, PERFORMANCE AND ENFORCEMENT OF THIS AGREEMENT.

8.9                                 Rules of Construction. The parties hereto agree that they have been represented by counsel during the negotiation and execution of this Agreement and, therefore, waive the application of any law, regulation, holding or rule of construction providing that ambiguities in an agreement or other document will be construed against the party drafting such agreement or document.

8.10                           Counterparts. This Agreement may be executed in one or more counterparts, all of which shall be considered one and the same agreement and shall become effective when one or more counterparts have been signed by each of the parties and delivered to the other party, it being understood that all parties need not sign the same counterpart.

[Signature Page Follows]

IN WITNESS WHEREOF, Seller and Buyer have caused this Asset Purchase Agreement to be signed as of the date first written above.

“SELLER”	TELCO RESEARCH CORPORATION
a Tennessee corporation

	By:	/s/ Ken Sexton
		[Name]	Ken Sexton
		[Title]	CFO

“BUYER”	SYMPHONY SERVICE CORP.
a Delaware corporation

By:
[Name]
[Title]

[Signature Page to Asset Purchase Agreement]

IN WITNESS WHEREOF, Seller and Buyer have caused this Asset Purchase Agreement to be signed as of the date first written above.

“SELLER”	TELCO RESEARCH CORPORATION
a Tennessee corporation

By:
[Name]
[Title]

“BUYER”	SYMPHONY SERVICE CORP.
a Delaware corporation

	By:	/s / [ILLEGIBLE]
		[Name]	[ILLEGIBLE]
		[Title]	Vice President

[Signature Page to Asset Purchase Agreement]

INDEX OF EXHIBITS

Exhibit	Description
A	Assignment and Assumption Agreement
B	Bill of Sale and Conveyance
C	Assignment of Trademarks

INDEX OF SCHEDULES

Schedule	Description
Schedule 1.1	Acquired Assets
Schedule 1.4(a)	Assumed Liabilities
Schedule 4.3(a)	Designated Employees
Schedule 5.1(c)	Contracts, Leases, Licenses and Other Assets to be Assigned from Peregrine Systems, Inc.